Exhibit 99.1

Strategic Education, Inc. Reports Record Third Quarter 2019 Results; Increases Annual Dividend 20% to $2.40 Per Share; Holds Investor and Analyst Day

HERNDON, Va.--(BUSINESS WIRE)--November 7, 2019--Strategic Education, Inc. (SEI) (NASDAQ: STRA) today announced financial results for the period ended September 30, 2019.

Karl McDonnell, Chief Executive Officer of SEI said, “Continued strong performance at both Strayer University and Capella University during the third quarter positions us well as we approach the end of 2019. Merger synergies are on track, and our significant liquidity position provides us with a solid foundation to drive growth as we remain focused on delivering academic success and long-term economic mobility for our students and alumni.”

STRATEGIC EDUCATION, INC. CONSOLIDATED RESULTS

[Note: Strategic Education, Inc.’s financial results for any periods ended prior to August 1, 2018 do not include the financial results of Capella Education Company and are therefore not directly comparable.]

Three Months Ended September 30

  Revenue increased 50.2% to $241.7 million compared to $160.9 million for the same period in 2018. Revenue in 2018 included a purchase accounting adjustment of $26.2 million to reflect Capella University contract liabilities at fair value. Adjusted revenue, which is a non-GAAP financial measure and excludes the aforementioned contract liabilities adjustment, increased 29.2% to $241.7 million compared to $187.2 million for the same period in 2018. For more details on non-GAAP financial measures, refer to the information in the Non-GAAP Financial Measures section of this press release.
  Income from operations was $20.0 million or 8.3% of revenue, compared to a loss from operations of $57.1 million for the same period in 2018. Income from operations in 2019 includes $15.4 million of amortization expense related to assets acquired in the merger with Capella Education Company and $1.5 million in costs associated with the merger with Capella Education Company. Loss from operations in 2018 included the aforementioned adjustment to contract liabilities, $10.3 million of amortization expense related to assets acquired in the merger with Capella Education Company, $29.6 million in costs associated with the merger with Capella Education Company, and a $13.1 million noncash charge resulting from the impairment of intangible assets associated with The New York Code + Design Academy. Adjusted income from operations was $36.9 million in 2019 compared to $22.1 million for the same period in 2018. The adjusted operating income margin was 15.3% compared to 11.8% for the same period in 2018.
  Net income, which includes the items described above, and also includes income from partnership interests and other investments, and certain discrete tax adjustments, was $16.7 million in 2019 compared to a net loss of $52.8 million for the same period in 2018. Adjusted net income was $28.4 million compared to $16.9 million for the same period in 2018.
  Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $46.4 million in 2019 compared to a loss of $38.7 million in 2018. Adjusted EBITDA was $50.9 million compared to $34.0 million for the same period in 2018.
  Diluted earnings per share was $0.75 compared to a loss per share of $2.97 for the same period in 2018. Adjusted diluted earnings per share increased to $1.28 from $0.92 for the same period in 2018. Diluted weighted average shares outstanding increased to 22,129,000 from 18,480,000 for the same period in 2018, due primarily to new shares issued to facilitate the merger with Capella Education Company.

Strayer University Segment Highlights

  For the third quarter, student enrollment at Strayer University increased 11% to 50,582 compared to 45,431 for the same period in 2018. New student enrollment for the period increased 4% and continuing student enrollment for the period increased 13%.
  Revenue increased 11.7% to $127.8 million in the third quarter of 2019 compared to $114.5 million for the same period in 2018, driven primarily by higher third quarter enrollment.
  Income from operations increased to $18.7 million in the third quarter of 2019 from $11.9 million for the same period in 2018. The operating income margin was 14.6%, compared to 10.4% for the same period in 2018.
  During the third quarter of 2019, Strayer University opened a new campus in Chattanooga, Tennessee, and is planning to open one additional campus, pending regulatory approval, in the fourth quarter of 2019.

Capella University Segment Highlights

  For the third quarter, student enrollment at Capella University increased 2% to 38,451 compared to 37,822 for the same period in 2018. New student enrollment for the period increased 7% and continuing student enrollment for the period increased approximately 1%.
  FlexPath continued to be a significant driver of new and total enrollment growth in the third quarter of 2019, and is 33% of Capella University’s bachelor’s and master’s degrees total enrollment.
  Revenue was $110.5 million in the third quarter of 2019 compared to revenue of $43.8 million, or adjusted revenue of $70.0 million, for the same period in 2018. The increase was driven by higher enrollment and higher revenue-per-learner.
  Income from operations was $18.6 million in the third quarter of 2019 compared to a loss from operations of $14.3 million, or adjusted income from operations of $11.9 million, for the same period in 2018. The adjusted operating income margin was 16.9% compared to 17.0% in 2018.
  The Company is planning to open the second Capella University Campus Center, pending regulatory approval, in Orlando, Florida in the fourth quarter of 2019.

Non-Degree Programs Segment Highlights

  For the third quarter, revenue increased to $3.4 million from $2.7 million for the same period in 2018.
  Loss from operations was $0.4 million in the third quarter of 2019 compared to a loss from operations of $1.7 million in the same period in 2018.

BALANCE SHEET AND CASH FLOW

At September 30, 2019, Strategic Education, Inc. had cash, cash equivalents, and marketable securities of $457.1 million, and no debt. For the first nine months of 2019, cash provided by operations was $141.4 million compared to cash used in operations of $14.6 million for the same period in 2018. Capital expenditures for the first nine months of 2019 were $27.8 million compared to $16.0 million for the same period in 2018. Capital expenditures for 2019 are expected to be between $40 million and $45 million.

For the third quarter of 2019, consolidated bad debt expense as a percentage of revenue was 5.0%, compared to 6.1%, or 5.3% of adjusted revenue, for the same period in 2018.

COMMON STOCK CASH DIVIDEND

SEI announced today that its Board of Directors has increased its regular annual dividend by 20% to $2.40 per share, and also declared a regular, quarterly cash dividend of $0.60 per share of common stock. This dividend will be paid on December 9, 2019 to shareholders of record as of November 25, 2019.

STRATEGIC EDUCATION, INC. INVESTOR AND ANALYST DAY

SEI is holding its first Investor and Analyst Day today, Thursday, November 7, 2019, in Washington, D.C. beginning at 8:00 a.m. ET. The Investor and Analyst Day presentation will be available via webcast. To access the live webcast of the Investor and Analyst Day presentation, please go to www.strategiceducation.com in the Investor Relations section 15 minutes prior to the start time to register. An earnings release presentation will also be posted to www.strategiceducation.com in the Investor Relations section prior to the start time of the webcast. Following the webcast, the webcast and presentation will be archived and available at www.strategiceducation.com in the Investor Relations section.

About SEI

Strategic Education, Inc. (NASDAQ: STRA) (www.strategiceducation.com) is dedicated to enabling economic mobility with education. We serve working adult students through a range of educational opportunities that include: Strayer University and Capella University (separate institutions that are each regionally accredited), which collectively offer flexible and affordable associate, bachelor’s, master’s, and doctoral programs; a Top-25 Princeton Review-ranked online MBA program through the Jack Welch Management Institute at Strayer University; self-paced courses for college credit through Sophia; customized degrees for corporations through Degrees@Work; and non-degree web and mobile application development courses through DevMountain, Generation Code, Hackbright Academy, and The New York Code + Design Academy. These programs help our students prepare for success in today’s jobs and find a path to bettering their lives.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “may,” “will,” “forecast,” “outlook,” “plan,” “project,” “potential” and other similar words, and include all statements that are not historical facts, including with respect to, among other things, the future financial performance of SEI; SEI’s plans, strategies and prospects; and future events and expectations. The statements are based on SEI’s current expectations and are subject to a number of assumptions, uncertainties and risks, including but not limited to:

  SEI’s continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements;
  rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions;
  the pace of growth of student enrollment;
  competitive factors;
  risks associated with the opening of new campuses;
  risks associated with the offering of new educational programs and adapting to other changes;
  risks associated with the acquisition of existing educational institutions;
  risks relating to the timing of regulatory approvals;
  SEI’s ability to implement its growth strategy;
  the risk that the benefits of the merger with Capella Education Company, including expected synergies, may not be fully realized or may take longer to realize than expected;
  the risk that the combined company may experience difficulty integrating employees or operations;
  risks associated with the ability of SEI’s students to finance their education in a timely manner;
  general economic and market conditions; and
  additional factors described in SEI’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Many of these risks, uncertainties and assumptions are beyond SEI’s ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, these forward-looking statements speak only as of the information currently available to SEI on the date they are made, and SEI undertakes no obligation to update or revise forward-looking statements, except as required by law. Actual results may differ materially from those projected in the forward-looking statements.

STRATEGIC EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2019	2018	2019
Revenues	$160,945	$241,747	$392,082	$733,365
Costs and expenses:
Instructional and support costs	103,079	132,527	240,830	397,281
General and administration	61,976	72,303	125,494	204,816
Amortization of intangible assets	10,278	15,417	10,278	46,251
Merger and integration costs	29,620	1,500	37,791	11,698
Impairment of intangible assets	13,119	—	19,304	—
Total costs and expenses	218,072	221,747	433,697	660,046
Income (loss) from operations	(57,127)	20,000	(41,615)	73,319
Other income	1,110	3,243	1,846	10,695
Income (loss) before income taxes	(56,017)	23,243	(39,769)	84,014
Provision (benefit) for income taxes	(3,236)	6,551	(1,643)	31,413
Net income (loss)	$(52,781)	$16,692	$(38,126)	$52,601
Earnings (loss) per share:
Basic	$(2.97)	$0.77	$(2.90)	$2.42
Diluted	$(2.97)	$0.75	$(2.90)	$2.38
Weighted average shares outstanding:
Basic	17,799	21,806	13,141	21,694
Diluted	17,799	22,129	13,141	22,096

Cash dividend declared per share	$0.50	$0.50	$1.00	$1.50

STRATEGIC EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2018	September 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$311,732	$397,094
Marketable securities	37,121	33,455
Tuition receivable, net	55,694	50,964
Income taxes receivable	—	6,970
Other current assets	15,814	17,130
Total current assets	420,361	505,613
Property and equipment, net	122,677	116,489
Right-of-use lease assets	—	93,208
Marketable securities, non-current	37,678	26,532
Intangible assets, net	328,344	286,844
Goodwill	732,540	732,075
Other assets	19,429	20,435
Total assets	$1,661,029	$1,781,196

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$85,979	$86,092
Income taxes payable	419	—
Contract liabilities	38,733	45,571
Lease liabilities	—	26,167
Total current liabilities	125,131	157,830
Deferred income tax liabilities	59,358	57,016
Lease liabilities, non-current	—	83,067
Other long-term liabilities	51,316	38,624
Total liabilities	235,805	336,537
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01; 32,000,000 shares authorized; 21,743,498 and 21,964,505 shares issued and outstanding at December 31, 2018 and September 30, 2019, respectively	217	220
Additional paid-in capital	1,306,653	1,306,353
Accumulated other comprehensive income	32	447
Retained earnings	118,322	137,639
Total stockholders’ equity	1,425,224	1,444,659
Total liabilities and stockholders’ equity	$1,661,029	$1,781,196

STRATEGIC EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the nine months ended September 30,
	2018	2019
Cash flows from operating activities:
Net income (loss)	$(38,126)	$52,601
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of deferred financing costs	209	250
Amortization of investment discount/premium	132	286
Depreciation and amortization	29,107	78,862
Deferred income taxes	(4,443)	971
Stock-based compensation	11,781	9,075
Impairment of intangible assets	19,304	—
Changes in assets and liabilities:
Tuition receivable, net	8,227	2,258
Other current assets	2,223	(921)
Other assets	(581)	(727)
Accounts payable and accrued expenses	(8,949)	(2,022)
Income taxes payable and income taxes receivable	(7,868)	(7,125)
Contract liabilities	(21,946)	10,311
Other long-term liabilities	(3,717)	(2,412)
Net cash provided by (used in) operating activities	(14,647)	141,407

Cash flows from investing activities:
Net cash acquired in acquisition	168,387	—
Purchases of property and equipment	(16,028)	(27,769)
Purchases of marketable securities	(11,346)	(17,769)
Maturities of marketable securities	5,842	32,860
Other investments	(167)	(878)
Net cash provided by (used in) investing activities	146,688	(13,556)

Cash flows from financing activities:
Common dividends paid	(16,802)	(33,297)
Net payments for stock awards	6,372	(9,195)
Payment of deferred financing costs	(1,162)	—
Net cash used in financing activities	(11,592)	(42,492)
Net increase in cash, cash equivalents, and restricted cash	120,449	85,359
Cash, cash equivalents, and restricted cash — beginning of period	156,448	312,237
Cash, cash equivalents, and restricted cash — end of period	$276,897	$397,596
Noncash transactions:
Purchases of property and equipment included in accounts payable	$2,975	$1,821

STRATEGIC EDUCATION, INC.
UNAUDITED SEGMENT REPORTING
(in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2019	2018	2019
Revenues:
Strayer University	$114,471	$127,837	$343,644	$384,806
Capella University	43,792	110,549	43,792	337,418
Non-Degree Programs	2,682	3,361	4,646	11,141
Consolidated revenues	$160,945	$241,747	$392,082	$733,365
Income (loss) from operations:
Strayer University	$11,904	$18,689	$44,215	$68,268
Capella University	(14,326)	18,643	(14,326)	63,918
Non-Degree Programs	(1,688)	(415)	(4,131)	(918)
Amortization of intangible assets	(10,278)	(15,417)	(10,278)	(46,251)
Merger and integration costs	(29,620)	(1,500)	(37,791)	(11,698)
Impairment of intangible assets	(13,119)	—	(19,304)	—
Consolidated income (loss) from operations	$(57,127)	$20,000	$(41,615)	$73,319

Non-GAAP Financial Measures

In our press release and schedules, we report certain financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America ("GAAP"). We discuss management's reasons for reporting these non-GAAP measures below, and the press release schedules that follow reconcile the most directly comparable GAAP measure to each non-GAAP measure that we reference. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, income from operations, operating margin, net income, earnings per share or any other comparable financial measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Management uses certain non-GAAP measures to evaluate financial performance because those non-GAAP measures allow for period-over-period comparisons of the Company’s ongoing operations before the impact of certain items described below. These measures are Adjusted Revenue, Adjusted Income from Operations, Adjusted Operating Margin, Adjusted Net Income, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), Adjusted EBITDA and Adjusted Diluted Earnings Per Share (EPS). We define Adjusted Revenue, Adjusted Income from Operations, Adjusted Operating Margin, Adjusted Net Income, and Adjusted Diluted EPS to exclude (1) a purchase accounting adjustment to record Capella University contract liabilities at fair value as a result of the Company’s merger with Capella Education Company, (2) amortization and depreciation expense related to intangible assets and software assets associated with the Company’s merger with Capella Education Company, (3) transaction and integration costs associated with the Company’s merger with Capella Education Company, (4) goodwill and intangible asset impairment charges related to the Company’s acquisition of the New York Code and Design Academy, (5) income recognized from the Company’s investments in partnership interests and other investments, and (6) discrete tax adjustments utilizing an adjusted effective income tax rate of 27.1% and 28.0% for 2018 and 2019, respectively. We define EBITDA as net income before the provision for income taxes, other income, depreciation and amortization, and from this amount in arriving at Adjusted EBITDA we also exclude the amounts in (1), (3) and (4) above, stock-based compensation expense, and adjustments to the value of purchase consideration related to the Company’s acquisition of the New York Code and Design Academy. These non-GAAP measures are reconciled to the most directly comparable GAAP measures in the sections that follow. Non-GAAP measures should not be viewed as substitutes for GAAP measures.

STRATEGIC EDUCATION, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
ADJUSTED INCOME FROM OPERATIONS, ADJUSTED NET INCOME, AND ADJUSTED EPS
(in thousands, except per share data)

		For the three months ended September 30, 2018
		Non-GAAP Adjustments
	As Reported (GAAP)	Contract liability adjustment (1)	Amortization of intangible assets(2)	Merger and integration costs(3)	Impairment of intangible assets(4)	Income from other investments (5)	Tax adjustments (6)	As Adjusted (Non- GAAP)
Revenues	$160,945	$26,214	$—	$—	$—	$—	$—	$187,159
Costs and expenses:
Instructional and support costs	103,079	—	—	—	—	—	—	103,079
General and administration	61,976	—	—	—	—	—	—	61,976
Amortization of intangible assets	10,278	—	(10,278)	—	—	—	—	—
Merger and integration costs	29,620	—	—	(29,620)	—	—	—	—
Impairment of intangible assets	13,119	—	—	—	(13,119)	—	—	—
Total costs and expenses	218,072	—	(10,278)	(29,620)	(13,119)	—	—	165,055
Income (loss) from operations	(57,127)	26,214	10,278	29,620	13,119	—	—	22,104
Operating margin	(35.5%)							11.8%
Other income, net	1,110	—		—	—	—	—	1,110
Income (loss) before income taxes	(56,017)	26,214	10,278	29,620	13,119	—	—	23,214
Provision (benefit) for income taxes	(3,236)	—	—	—	—	—	9,527	6,291
Net income (loss)	$(52,781)	$26,214	$10,278	$29,620	$13,119	$—	$(9,527)	$16,923
Earnings (loss) per share:
Basic	$(2.97)							$0.95
Diluted	$(2.97)							$0.92
Weighted average shares outstanding:
Basic	17,799							17,799
Diluted	17,799							18,480

		For the three months ended September 30, 2019
		Non-GAAP Adjustments
	As Reported (GAAP)	Contract liability adjustment (1)	Amortization of intangible assets(2)	Merger and integration costs(3)	Impairment of intangible assets(4)	Income from other investments (5)	Tax adjustments (6)	As Adjusted (Non- GAAP)
Revenues	$241,747	$—	$—	$—	$—	$—	$—	$241,747
Costs and expenses:
Instructional and support costs	132,527	—	—	—	—	—	—	132,527
General and administration	72,303	—	—	—	—	—	—	72,303
Amortization of intangible assets	15,417	—	(15,417)	—	—	—	—	—
Merger and integration costs	1,500	—	—	(1,500)	—	—	—	—
Impairment of intangible assets	—	—	—	—	—	—	—	—
Total costs and expenses	221,747	—	(15,417)	(1,500)	—	—	—	204,830
Income from operations	20,000	—	15,417	1,500	—	—	—	36,917
Operating margin	8.3%							15.3%
Other income, net	3,243	—	—	—	—	(706)	—	2,537
Income before income taxes	23,243	—	15,417	1,500	—	(706)	—	39,454
Provision for income taxes	6,551	—	—	—	—	—	4,496	11,047
Net income	$16,692	$—	$15,417	$1,500	$—	$(706)	$(4,496)	$28,407
Earnings per share:
Basic	$0.77							$1.30
Diluted	$0.75							$1.28
Weighted average shares outstanding:
Basic	21,806							21,806
Diluted	22,129							22,129

(1)	Reflects a purchase accounting adjustment to record Capella University contract liabilities at fair value as a result of the Company's merger with Capella Education Company.
(2)	Reflects amortization and depreciation expense of intangible assets and software assets acquired through the Company’s merger with Capella Education Company.
(3)	Reflects transaction and integration charges associated with the Company's merger with Capella Education Company.
(4)	Reflects impairment of goodwill and intangible assets related to the Company’s acquisition of the New York Code and Design Academy.
(5)	Reflects income recognized from the Company's investments in partnership interests and other investments.
(6)

Reflects tax impacts of the adjustments described above and discrete tax adjustments related to stock-based compensation and other adjustments, utilizing adjusted effective tax rates of 27.1% and 28.0% for the three months ended September 30, 2018 and 2019, respectively.

STRATEGIC EDUCATION, INC.
UNAUDITED NON-GAAP SEGMENT REPORTING
(in thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2019	2018	2019
Revenues:
Strayer University	$114,471	$127,837	$343,644	$384,806
Capella University	43,792	110,549	43,792	337,418
Non-Degree Programs	2,682	3,361	4,646	11,141
Consolidated revenues	160,945	241,747	392,082	733,365

Adjustments to consolidated revenues:
Strayer University	—	—	—	—
Capella University	26,214	—	26,214	—
Non-Degree Programs	—	—	—	—
Total adjustments to consolidated revenues	26,214	—	26,214	—

Adjusted revenues by segment:
Strayer University	114,471	127,837	343,644	384,806
Capella University	70,006	110,549	70,006	337,418
Non-Degree Programs	2,682	3,361	4,646	11,141
Adjusted consolidated revenues	$187,159	$241,747	$418,296	$733,365

Income (loss) from operations:
Strayer University	$11,904	$18,689	$44,215	$68,268
Capella University	(14,326)	18,643	(14,326)	63,918
Non-Degree Programs	(1,688)	(415)	(4,131)	(918)
Amortization of intangible assets	(10,278)	(15,417)	(10,278)	(46,251)
Merger and integration costs	(29,620)	(1,500)	(37,791)	(11,698)
Impairment of intangible assets	(13,119)	—	(19,304)	—
Consolidated income (loss) from operations	(57,127)	20,000	(41,615)	73,319

Adjustments to consolidated income (loss) from operations:
Contract liabilities adjustment	26,214	—	26,214	—
Amortization of intangible assets	10,278	15,417	10,278	46,251
Merger and integration costs	29,620	1,500	37,791	11,698
Impairment of intangible assets	13,119	—	19,304	—
Total adjustments to consolidated income (loss) from operations	79,231	16,917	93,587	57,949

Adjusted income (loss) from operations by segment:
Strayer University	11,904	18,689	44,215	68,268
Capella University	11,888	18,643	11,888	63,918
Non-Degree Programs	(1,688)	(415)	(4,131)	(918)
Total adjusted income (loss) from operations	$22,104	$36,917	$51,972	$131,268

STRATEGIC EDUCATION, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
(in thousands)

	For the three months ended September 30,
	2018	2019
Net income	$(52,781)	$16,692
Provision (benefit) for income taxes	(3,236)	6,551
Other income	(1,110)	(3,243)
Depreciation and amortization	18,457	26,365
EBITDA (1)	(38,670)	46,365
Stock-based compensation	3,572	3,020
Merger and integration costs (2)	29,620	1,500
Impairment of intangible assets and fair value adjustments (3)	13,246	—
Contract liability adjustment (4)	26,214	—
Adjusted EBITDA (1)	$33,982	$50,885
(1)

Denotes non-GAAP financial measures. Please see the information in the Non-GAAP Financial Measures section of this press release for more detail regarding these adjustments and management’s reasons for providing this information.

(2)

Reflects transaction and integration charges associated with the Company's merger with Capella Education Company. Includes $0.5 million of stock-based compensation benefit related to forfeitures of stock-based awards for the three months ended September 30, 2019.

(3)

Reflects adjustments to the value of purchase consideration and goodwill and intangible asset impairment charges related to the Company’s acquisition of The New York Code and Design Academy, Inc. for the three months ended September 30, 2018.

(4)	Reflects a purchase accounting adjustment to record Capella University contract liabilities at fair value as a result of the Company's merger with Capella Education Company.

Contacts

Terese Wilke
Manager, Investor Relations
Strategic Education, Inc.
(612) 977-6331
terese.wilke@strategiced.com